Exhibit (d)(5)

OPERATING EXPENSES LIMITATION AGREEMENT

This Agreement is made as of March 1, 2026, by and between THIRD AVENUE TRUST (the “Trust”), on behalf of its series listed on Schedule A (each, the “Fund”), and THIRD AVENUE MANAGEMENT LLC, the Funds’ investment adviser (the “Adviser”).

RECITALS

WHEREAS, the Adviser renders advice and services to each Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Adviser (each, an “Advisory Agreement”); and

WHEREAS, the Adviser has agreed to limit the operating expenses of the Investor Class, Institutional Class and Z Class of the Funds pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Funds) desires the Adviser to implement those limits.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1. LIMIT ON OPERATING EXPENSES. The Adviser hereby agrees to waive all or a portion of the advisory fees payable to it with respect to each Fund under its Advisory Agreement, and/or to reimburse the Fund for operating expenses that the Fund incurs to the extent necessary to ensure that the Total Annual Fund Operating Expenses (as used in Form N-1A under the Investment Company Act of 1940, as amended (the “1940 Act”), or any successor form thereto (“Form N-1A”)) (exclusive of taxes, interest expenses, expenses of utilizing any redemption liquidity or management programs, brokerage commissions, acquired fund fees and expenses (as used in Form N-1A) and extraordinary expenses) do not exceed the percentages of the Fund’s average daily net assets allocable to its Investor Class, Institutional Class and Z Class as set forth on Schedule A.

2. REIMBURSEMENT OF FEES AND EXPENSES. The Adviser has a right to receive from each Fund reimbursement for fee waivers and/or expense reimbursements made pursuant to this Agreement for a period of up to 36 months from the time of any waiver or reimbursement made pursuant to Section 1 hereof, provided that after giving effect to such reimbursement Total Annual Fund Operating Expenses (as used in Form N-1A) (exclusive of taxes, interest expenses, expenses of utilizing any redemption liquidity or management programs, brokerage commissions, acquired fund fees and expenses (as used in Form N-1A) and extraordinary expenses) do not exceed the percentages of the Fund’s average daily net assets allocable to its Investor Class, Institutional Class and Z Class as set forth on Schedule A in any fiscal year of reimbursement.

3. TERM. Except with respect to Section 2 hereof, this Agreement shall be effective for one year from the date of this Agreement (the “Termination Date”). This Agreement shall automatically terminate with respect to a Fund upon the termination of the Fund’s Advisory Agreement.

4. TERMINATION. This Agreement can only be terminated prior to the Termination Date by the Board of Trustees of the Trust.

5. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

7. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

THIRD AVENUE TRUST, on behalf of the Funds

By:	/s/ Joel L. Weiss
Joel L. Weiss
President and Chief Executive Officer

THIRD AVENUE MANAGEMENT LLC

By:	/s/ Michael A. Buono
Michael A. Buono
Chief Financial Officer

SCHEDULE A

Fund	Institutional Class	Investor Class	Z Class
Third Avenue Value Fund	1.15%	1.40%	1.05%
Third Avenue Small Cap Value Fund	1.15%	1.40%	1.05%
Third Avenue Real Estate Value Fund	1.15%	1.40%	1.05%

Sch. A-1